Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-233727, 333-234567, 333-255723, 333-265773 and 333-267187) and Forms S-8 (Nos. 333-188764, 333-208752, 333-220953, 333-233728, 333-258445 and 333-265774) of Streamline Health Solutions, Inc. and its subsidiaries of our report dated April 27, 2023, with respect to our audit of the consolidated balance sheet of Streamline Health Solutions, Inc. and its subsidiaries as of January 31, 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related financial statement schedule, included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Atlanta, Georgia

April 27, 2023